EXHIBIT 4.14

AMENDMENT NO.  2

THIS AGREEMENT made the 31st day of March, 2008.

BETWEEN:

ONCOLYTICS BIOTECH INC.

(“Oncolytics”)

- and -

GEORGE GILL, M.D.

(“Gill”)

WHEREAS Oncolytics and Gill entered into a Services Agreement dated the 18th day of October, 2002, as amended by Amending Agreement No. 1 dated January 6, 2005 (the “Services Agreement)”

AND WHEREAS the parties wish to amend the Services Agreement;

NOW THEREFORE the parties agree as follows:

Section 1 – Amendments

The Services Agreement is hereby amended by revising the first paragraph of Schedule B as follows;

“Commencing January 1, 2008, Oncolytics shall pay to Gill an annual retainer of ONE HUNDRED MINE THOUSAND TWO HUNDRED AND SEVENTY-TWO UNITED STATES DOLLARS AND SEVENTY CENTS (US$109,272.70) per annum, payable in equal monthly installments of NINE THOUSAND ONE HUNDRED SIX UNITED STATES DOLLARS AND SIX CENTS (US$9,106.06) on the last day of each month.”

Section 2 - Effective Date

(1)	This Amending Agreement shall be effective from and after January 1, 2008.

(2)           In all other respects the parties confirm that the Services Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ONCOLYTICS BIOTECH INC.

Per:      /s/ Brad Thompson

Brad Thompson
President & CEO

Per:      /s/ Doug Ball

Doug Ball
Chief Financial Officer

/s/ Karyn C. Gill	/s/ George Gill
WITNESS	GEORGE GILL, M.D.